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                                                                   Exhibit 99.1

NEWS RELEASE                               FOR: Salton/Maxim Housewares, Inc.

                                   APPROVED BY: William Rue
                                                Chief Operating Officer
                                                (847)-803-4600


FOR IMMEDIATE RELEASE
---------------------                  CONTACT: Investor Relations:
                                                Cheryl Schneider/Gordon McCoun
                                                Press: Michael McMullan
                                                Morgen-Walke Associates
                                                (212) 850-5600


                    SALTON/MAXIM HOUSEWARES, INC. OBTAINS
                 COMMITMENT LETTER FROM LEHMAN BROTHERS, INC.

     MOUNT PROSPECT, IL, July 2, 1998 -- Salton/Maxim Housewares, Inc. (Nasdaq:
SALT) today announced that it has obtained a commitment letter from Lehman Brothers, Inc. for a senior secured credit facility of up to $215 million. Salton plans on using a portion of the proceeds from such facility to repurchase the 50% interest in Salton's outstanding common stock currently held by Windmere-Durable Holdings, Inc., in accordance with the previously disclosed agreement between the parties.

     Salton is currently negotiating definitive agreements with Lehman Brothers with respect to the credit facility and with Centre Partners Management LLC with respect to a $40 million convertible preferred stock equity investment in Salton. The preferred stock would be nondividend bearing and would have a conversion price of $17 per share.

     The closing of the repurchase by Salton of Windmere's 50% interest is subject to a number of conditions, including that the closing occur on or prior to October 30, 1998. While Salton is currently negotiating definitive agreements with each of Lehman Brothers and Centre Partners, there can be no assurance that Salton will obtain funds from such entities. If Salton fails to close the repurchase of Windmere's 50% interest, there can be no assurance that Windmere will acquire any of the shares of Salton which it does not own.

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